Exhibit 99.1

Skechers Announces Record FOURTH Quarter sales and full year 2022 Financial Results

LOS ANGELES, CA – February 2, 2023 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter Highlights

•	Record quarterly sales of $1.88 billion, a year-over-year increase of 13.5%
•	Wholesale sales grew 15.7%
•	Direct-to-Consumer sales grew 10.8%
•	Diluted earnings per share of $0.48

“2022 was another milestone year for Skechers as we achieved record annual sales of $7.4 billion. This increase of $1.1 billion, or 18%, from the prior year was the result of four quarterly sales records, including fourth quarter sales of $1.88 billion,” began David Weinberg, Chief Operating Officer of Skechers. “Fourth quarter growth was driven by increases of 16% in Wholesale combined with 11% in Direct-to-Consumer. Wholesale results were driven by double-digit growth in the U.S., international distributors, Germany, India, Mexico, and Spain. The strength in our Direct-to-Consumer business was primarily driven by domestic sales. The growth within the quarter was partially offset by a 23% decrease in our China sales, which were impacted by COVID-related restrictions, including the temporary closure of more than 1,000 Skechers stores in November. With the recent elimination of the zero-COVID policy, we believe that our business in China will improve throughout 2023. In addition, while the inventory challenges at our domestic distribution center have been difficult to navigate, we are seeing improvements and remain confident in the strength of our brand and the demand for our products. We ended the year strong and expect to see continued growth in 2023.”

“Starting our fourth decade of business as a $7.4 billion company that grew over $1 billion this past year is a phenomenal achievement and one that leaves me with overwhelming pride for the dedication, creativity and insight of the global Skechers team. With their flexibility and drive, along with the support of both our loyal partners and consumers, we expect to achieve continued success across all areas of the business,” added Robert Greenberg, Chief Executive Officer of Skechers. “With the goal of $10 billion in sales by 2026, our aim is high, but we believe attainable due to several factors. Our range of comfort technology products is broader and more appealing than ever, and many new attention-grabbing collaborations are planned throughout this year. We are committed to our marketing strategy and will be revealing even more surprising star power in 2023, which we expect will enable us to reach a more diverse audience. And we have the global infrastructure and talented teams in place to deliver what consumers want – comfort, style, innovation, and quality at a reasonable price from a brand they trust. 2022 was an incredible year for us, and I’m looking forward to what 2023 will bring.”

Fourth Quarter 2022 Financial Results

	Three Months Ended December 31,		Change
(in millions, except per share data)	2022	2021	$	%
Sales	$1,878.8	$1,655.4	223.4	13.5
Gross profit	909.7	808.2	101.5	12.6
Gross margin	48.4%	48.8%		(40	)bps
Operating expenses	823.0	715.1	107.9	15.1
As a % of sales	43.8%	43.2%		60	bps
Earnings from operations	86.6	93.1	(6.5)	(6.9)
Operating margin	4.6%	5.6%		(100	)bps
Net earnings	75.5	402.4	(326.9)	(81.2)
Diluted earnings per share	$0.48	$2.56	(2.08)	(81.3)
Adjusted diluted earnings per share	$0.48	$0.43	0.05	11.6

Fourth quarter sales increased 13.5% as a result of a 22.3% increase domestically and an 8.7% increase internationally, led by strength in wholesale sales. All segments experienced growth, with Wholesale increasing 15.7% and Direct-to-Consumer increasing 10.8%. On a constant currency basis, sales increased 19.1%.

Wholesale sales growth of $142.4 million, or 15.7%, was led by increases in EMEA of 31.1% and AMER of 18.6%. Wholesale volume increased 9.4% and average selling price increased 6.3%.

Direct-to-Consumer sales growth of $81.0 million, or 10.8%, was led by increases in AMER of 27.0% and EMEA of 19.1%. Direct-to-Consumer volume increased 14.8% and average selling price decreased 3.5%.

Gross margin was 48.4%, a decrease of 40 basis points, primarily the result of higher cost per unit and increased promotions, partially offset by average selling price increases.

Operating expenses increased $107.9 million, or 15.1%, and as a percentage of sales increased 60 basis points to 43.8%. Selling expenses increased $19.0 million, or 13.7%, due to higher global digital and brand demand creation expenditures. General and administrative expenses increased $88.9 million, or 15.4%, and as a percentage of sales increased 60 basis points to 35.4%. Increased expenses were primarily driven by volume-driven labor and distribution expenses in addition to higher costs at the domestic distribution center due to supply chain and logistics challenges.

Earnings from operations decreased $6.5 million, or 6.9%, to $86.6 million.

Net earnings were $75.5 million and diluted earnings per share were $0.48 compared with prior year net earnings of $402.4 million and earnings per share of $2.56. Adjusted diluted earnings per share were $0.48 compared with prior year adjusted diluted earnings per share of $0.43, excluding certain items related to tax benefit and legal settlements.

In the fourth quarter, the Company’s effective income tax rate was 9.6%.

“Skechers' record fourth quarter and full year sales, demonstrate the strength of our brand as the comfort technology leader and the robust demand for our innovative product portfolio, which drove global growth across channels despite volatile economic conditions,” stated John Vandemore, Chief Financial Officer of Skechers. “We are making considerable progress on addressing the short-term challenges from elevated inventory levels and congestion in the supply chain, while staying keenly focused on executing against and investing in our long-term growth strategy."

Full Year 2022 Financial Results

	Year Ended December 31,		Change
(in millions, except per share data)	2022	2021	$	%
Sales	$7,444.5	$6,310.2	1,134.3	18.0
Gross profit	3,515.4	3,124.4	391.0	12.5
Gross margin	47.2%	49.5%		(230	)bps
Operating expenses	2,968.7	2,526.2	442.5	17.5
As a % of sales	39.9%	40.0%		(20	)bps
Earnings from operations	546.7	598.2	(51.5)	(8.6)
Operating margin	7.3%	9.5%		(210	)bps
Net earnings	373.0	741.5	(368.5)	(49.7)
Diluted earnings per share	$2.38	$4.73	(2.35)	(49.7)
Adjusted diluted earnings per share	$2.38	$2.59	(0.21)	(8.1)

Full year sales increased 18.0% reflecting a 20.0% increase domestically and a 16.6% increase internationally with the largest contribution derived from wholesale sales. Both segments experienced increases, with Wholesale increasing 23.2% and Direct-to-Consumer increasing 10.2%. On a constant currency basis, the Company’s sales increased 22.6%.

Wholesale sales growth of $873.8 million, or 23.2%, was led by increases in AMER of 28.7% and EMEA of 33.9%. Wholesale volume increased 18.2% and average selling price increased 4.8%.

Direct-to-Consumer sales growth of $260.5 million, or 10.2%, was led by increases in AMER of 13.8% and EMEA of 25.3%. Direct-to-Consumer volume increased 6.6% and average selling price increased 3.4%.

Gross margin was 47.2%, a decrease of 230 basis points, primarily the result of higher freight and logistics costs, partially offset by average selling price increases.

Operating expenses increased $442.5 million or 17.5%. As a percentage of sales, operating expenses improved 20 basis points to 39.9%. Selling expenses increased $84.1 million or 16.8%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $358.4 million or 17.7%, primarily due to supply chain and logistics challenges at the domestic distribution center in addition to increased labor and warehouse and distribution expenses, driven by higher unit volume.

Earnings from operations decreased $51.5 million to $546.7 million.

Net earnings were $373.0 million and diluted earnings per share were $2.38 compared with prior year net earnings of $741.5 million and earnings per share of $4.73. Adjusted diluted earnings per share were $2.38 compared with prior year adjusted diluted earnings per share of $2.59, excluding certain items related to tax benefit and legal settlements.

The Company’s effective income tax rate was 17.8%.

Balance Sheet

Cash, cash equivalents and investments totaled $788.4 million, a decrease of $252.1 million, or 24.2% from December 31, 2021, primarily as a result of working capital investments, particularly inventory, capital expenditures, and completing $74.2 million of share repurchases during 2022.

Inventory was $1.82 billion, an increase of $347.0 million or 23.6% from December 31, 2021. Increased inventory levels primarily reflect growth in AMER and EMEA.

Share Repurchase

In 2022, the Company repurchased 1.9 million shares of its Class A common stock at a cost of $74.2 million. At December 31, 2022, approximately $425.8 million remained available under the Company’s share repurchase program.

Outlook

For the fiscal year 2023, the Company believes it will achieve sales between $7.75 billion and $8.0 billion and diluted earnings per share of between $2.80 and $3.00. The Company believes that for the first quarter of 2023, it will achieve sales between $1.80 billion and $1.85 billion and diluted earnings per share of between $0.55 and $0.60. Further, the Company believes that total capital expenditures will be between $300 million and $350 million in 2023.

This guidance considers but may not fully represent the significant uncertainty surrounding 2023.

Store Count

	Number of Stores
	December 31, 2021	Opened	Closed(1)	December 31, 2022
Domestic stores	515	43	(19)	539
International stores	845	172	(112)	905
Distributor, licensee and franchise stores	2,946	529	(382)	3,093
Total Skechers stores	4,306	744	(513)	4,537
(1)	Does not reflect temporary closures due to the COVID-19 pandemic.

Fourth Quarter 2022 Conference Call

The Company will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its fourth quarter 2022 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning February 2, 2023 at 7:30 p.m. ET, through February 16, 2023, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13735418.

About Skechers U.S.A., Inc.

Skechers U.S.A., Inc., The Comfort Technology Company™ based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in over 180 countries and territories through department and specialty stores, and direct to consumers through digital stores and 4,537 Company- and third-party-owned physical retail stores. The Company manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of Russia’s invasion of Ukraine; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2021 and its quarterly reports on Form 10-Q in 2022. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$615,733	$796,283
Short-term investments	102,166	98,580
Trade accounts receivable, net	848,287	732,793
Other receivables	86,036	80,043
Inventory	1,818,016	1,470,994
Prepaid expenses and other	176,035	193,547
Total current assets	3,646,273	3,372,240
Property, plant and equipment, net	1,345,370	1,128,909
Operating lease right-of-use assets	1,200,565	1,224,580
Deferred tax assets	454,190	451,355
Long-term investments	70,498	145,590
Goodwill	93,497	93,497
Other assets, net	83,094	75,109
Total non-current assets	3,247,214	3,119,040
TOTAL ASSETS	$6,893,487	$6,491,280
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$957,384	$876,342
Accrued expenses	294,143	265,420
Operating lease liabilities	238,694	225,658
Current installments of long-term borrowings	103,184	76,967
Short-term borrowings	19,635	1,195
Total current liabilities	1,613,040	1,445,582
Long-term operating lease liabilities	1,063,672	1,094,748
Long-term borrowings	216,488	263,445
Deferred tax liabilities	8,656	11,820
Other long-term liabilities	120,045	133,613
Total non-current liabilities	1,408,861	1,503,626
Total liabilities	3,021,901	2,949,208
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	134	135
Class B Common Stock	21	21
Additional paid-in capital	403,799	429,608
Accumulated other comprehensive loss	(84,897)	(48,323)
Retained earnings	3,250,931	2,877,903
Skechers U.S.A., Inc. equity	3,569,988	3,259,344
Noncontrolling interests	301,598	282,728
Total stockholders' equity	3,871,586	3,542,072
TOTAL LIABILITIES AND EQUITY	$6,893,487	$6,491,280

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Sales	$1,878,785	$1,655,385	$7,444,550	$6,310,187
Cost of sales	969,105	847,228	3,929,193	3,185,816
Gross profit	909,680	808,157	3,515,357	3,124,371
Operating expenses
Selling	157,951	138,892	583,626	499,532
General and administrative	665,092	576,203	2,385,061	2,026,652
Total operating expenses	823,043	715,095	2,968,687	2,526,184
Earnings from operations	86,637	93,062	546,670	598,187
Other income (expense)	15,731	(8,365)	(24,413)	(28,430)
Earnings before income taxes	102,368	84,697	522,257	569,757
Income tax expense (benefit)	9,866	(337,902)	93,095	(245,875)
Net earnings	92,502	422,599	429,162	815,632
Less: Net earnings attributable to noncontrolling interests	16,987	20,177	56,134	74,129
Net earnings attributable to Skechers U.S.A., Inc.	$75,515	$402,422	$373,028	$741,503
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$0.49	$2.58	$2.40	$4.77
Diluted	$0.48	$2.56	$2.38	$4.73
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	155,162	155,909	155,627	155,539
Diluted	156,278	157,340	156,608	156,794

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

As previously announced, during the first quarter of 2022 Skechers refined the way it views its business operations and decision-making and now presents its reportable segment results as Wholesale and Direct-to-Consumer. Prior period results have been recast to reflect current reportable segments. There was no impact to the consolidated financial results of the Company as a result of this change.

Segment Information

	Three Months Ended December 31,		Change
(in millions)	2022	2021	$	%
Wholesale sales	$1,049.2	$906.8	142.4	15.7
Gross profit	375.2	326.7	48.5	14.9
Gross margin	35.8%	36.0%		(30	)bps

Direct-to-Consumer sales	$829.6	$748.6	81.0	10.8
Gross profit	534.4	481.5	52.9	11.0
Gross margin	64.4%	64.3%		10	bps

Total sales	$1,878.8	$1,655.4	223.4	13.5
Gross profit	909.7	808.2	101.4	12.6
Gross margin	48.4%	48.8%		(40	)bps

	Year Ended December 31,		Change
(in millions)	2022	2021	$	%
Wholesale sales	$4,632.4	$3,758.6	873.8	23.2
Gross profit	1,669.3	1,437.5	231.8	16.1
Gross margin	36.0%	38.2%		(220	)bps

Direct-to-Consumer sales	$2,812.1	$2,551.6	260.5	10.2
Gross profit	1,846.1	1,686.9	159.2	9.4
Gross margin	65.6%	66.1%		(50	)bps

Total sales	$7,444.5	$6,310.2	1,134.3	18.0
Gross profit	3,515.4	3,124.4	391.0	12.5
Gross margin	47.2%	49.5%		(230	)bps

Additional Sales Information

	Three Months Ended December 31,		Change
(in millions)	2022	2021	$	%
Geographic sales
Domestic
Wholesale	$365.4	$315.5	49.9	15.8
Direct-to-Consumer	345.4	265.7	79.7	30.0
Total domestic sales	710.8	581.2	129.6	22.3

International
Wholesale	683.8	591.3	92.5	15.6
Direct-to-Consumer	484.2	482.9	1.3	0.3
Total international sales	1,168.0	1,074.2	93.8	8.7

Total sales	$1,878.8	$1,655.4	223.4	13.5

Regional sales
Americas (AMER)	$925.6	$755.7	169.9	22.5
Europe, Middle East & Africa (EMEA)	413.7	320.9	92.8	28.9
Asia Pacific (APAC)	539.5	578.8	(39.3)	(6.8)
Total sales	$1,878.8	$1,655.4	223.4	13.5

China sales	$308.0	$402.4	(94.4)	(23.4)

Distributor sales	$160.7	$118.2	42.5	35.9

	Year Ended December 31,		Change
(in millions)	2022	2021	$	%
Geographic sales
Domestic
Wholesale	$1,831.6	$1,448.3	383.3	26.5
Direct-to-Consumer	1,243.5	1,115.1	128.4	11.5
Total domestic sales	3,075.1	2,563.4	511.7	20.0

International
Wholesale	2,800.8	2,310.3	490.5	21.2
Direct-to-Consumer	1,568.6	1,436.5	132.1	9.2
Total international sales	4,369.4	3,746.8	622.6	16.6

Total sales	$7,444.5	$6,310.2	1,134.3	18.0

Regional sales
Americas (AMER)	$3,854.4	$3,152.3	702.1	22.3
Europe, Middle East & Africa (EMEA)	1,699.2	1,282.9	416.3	32.5
Asia Pacific (APAC)	1,890.9	1,875.0	15.9	0.9
Total sales	$7,444.5	$6,310.2	1,134.3	18.0

China sales	$1,062.7	$1,247.9	(185.2)	(14.8)

Distributor sales	$557.1	$387.2	169.9	43.9

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings Per Share (Non-GAAP Financial Measure)

We believe that adjusted diluted earnings per share provide meaningful supplemental information to investors in evaluating our business performance for the quarter and year ended December 31, 2022. Adjusted diluted earnings per share is not a measure of financial performance under GAAP and should be considered in addition to, and not a substitute for, diluted earnings per share which is the most comparable GAAP measure. We believe that this non-GAAP measure provides useful information to investors regarding our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, facilitating period-to-period comparisons of our business performance consistent with how management evaluates the Company’s operating performance. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The table below includes prior-year adjustments for a tax benefit due to the establishment of net deferred tax assets related to an intra-entity transfer of certain intellectual property rights, as well as charges related to the settlement of multiple legal matters and the related tax benefit.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$0.48	$2.56	$2.38	$4.73
Less: Income tax benefits	—	(2.23)	—	(2.24)
Plus: Settlement of legal matters	—	0.10	—	0.10
Adjusted diluted earnings per share	$0.48	$0.43	$2.38	$2.59

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended December 31,
	2022			2021	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$1,878.8	$92.8	$1,971.6	$1,655.4	316.2	19.1
Cost of sales	969.1	52.6	1,021.7	847.2	174.5	20.6
Gross profit	909.7	40.2	949.9	808.2	141.7	17.5
Operating expenses	823.0	33.7	856.7	715.1	141.6	19.8
Earnings from operations	86.6	6.5	93.2	93.1	0.1	0.1
Other income (expense)	15.8	(21.4)	(5.6)	(8.4)	2.8	(33.3)
Income tax expense (benefit)	9.9	1.4	11.3	(337.9)	349.2	n/m
Less: Noncontrolling interests	17.0	1.5	18.5	20.2	(1.7)	(8.4)
Net earnings	$75.5	$(17.8)	$57.8	$402.4	(344.6)	(85.6)
Diluted earnings per share	$0.48	$(0.11)	$0.37	$2.56	(2.19)	(85.5)

	Year Ended December 31,
	2022			2021	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$7,444.5	$291.6	$7,736.1	$6,310.2	1,425.9	22.6
Cost of sales	3,929.1	176.0	4,105.1	3,185.8	919.3	28.9
Gross profit	3,515.4	115.6	3,631.0	3,124.4	506.6	16.2
Operating expenses	2,968.7	97.0	3,065.7	2,526.2	539.5	21.4
Earnings from operations	546.7	18.6	565.3	598.2	(32.9)	(5.5)
Other income (expense)	(24.5)	6.8	(17.7)	(28.5)	10.8	(37.9)
Income tax expense (benefit)	93.1	4.3	97.4	(245.9)	343.3	n/m
Less: Noncontrolling interests	56.1	2.2	58.3	74.1	(15.8)	(21.3)
Net earnings	$373.0	$18.9	$391.9	$741.5	(349.6)	(47.1)
Diluted earnings per share	$2.38	$0.12	$2.50	$4.73	(2.23)	(47.1)